UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
___________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 5, 2012

GERON CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	0-20859	75-2287752
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

230 CONSTITUTION DRIVE
MENLO PARK, CALIFORNIA 94025
(Address of principal executive offices, including zip code)

(650) 473-7700
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 5, 2012, Geron Corporation (the “Company” or “Geron”) announced the appointment of Graham Cooper as the Company’s Executive Vice President, Finance and Business Development, and Chief Financial Officer effective immediately.

Prior to joining Geron, Mr. Cooper, age 42, served as Senior Vice President, Chief Financial Officer and Treasurer of Orexigen Therapeutics from 2006 until 2011. He was instrumental in growing Orexigen from a venture-backed startup into a sizeable public company, completing a large Phase 3 obesity program and filing an NDA with the FDA. From 1999 to 2006, Mr. Cooper held the position of Director, Health Care Investment Banking, at Deutsche Bank Securities, where he was responsible for executing and managing a wide variety of financing and merger and acquisition transactions in the life sciences field. Mr. Cooper has earned a CPA and holds a BA in Economics from the University of California at Berkeley and an MBA from the Stanford Graduate School of Business.

Pursuant to the terms of an employment agreement that became effective January 1, 2012 (the “Cooper Agreement”), Mr. Cooper will receive an annual base salary of $375,000. Mr. Cooper is also eligible to receive an annual bonus of up to 45% of his annual base salary payable at the discretion of Geron’s Board of Directors (an “Annual Bonus”).

Mr. Cooper will also be granted a stock option to purchase 500,000 shares of Geron’s common stock (the “Stock Option”) at an exercise price equal to the closing price of Geron’s common stock as listed on The NASDAQ Global Select Market on the date of grant specified by the Compensation Committee of the Company’s Board of Directors. The shares underlying the Stock Option will vest on the following schedule: a) 12.5% of the shares underlying the grant on the six-month anniversary of Mr. Cooper’s date of hire, and b) the remaining shares in equal monthly installments over the following forty-two (42) months, subject to Mr. Cooper’s continued service to the Company; provided, however, that the Stock Option will immediately vest in full upon the occurrence of a Change in Control (as defined in the Cooper Agreement). The Stock Option will be granted under Geron’s 2011 Equity Incentive Award Plan, will be immediately exercisable in full, subject to a repurchase right in favor of Geron, and will terminate 10 years from the date of grant.

In the event Mr. Cooper’s employment is terminated due to a Covered Termination (as defined in the Cooper Agreement), (i) he will be entitled to a lump-sum severance payment equal to twelve (12) months of his base salary then in effect as of such termination and any unpaid Annual Bonus, (ii) Mr. Cooper and his covered dependents will also be eligible to continued healthcare coverage as permitted by COBRA for a period of one (1) year following a Covered Termination at the same cost as in effect immediately prior to such termination; and (iii) the vested portion of the Stock Option (along with the vested portion of any subsequent stock options or other exercisable equity interest in the Company) shall remain outstanding until the earlier of the second anniversary of the date of termination or the original expiration date of such award. Mr. Cooper will also be eligible to participate in Geron’s Amended and Restated Severance Plan in the event of Change of Control (as defined therein).

The foregoing description of the Cooper Agreement is a summary of the material terms of the agreement and is qualified in its entirety by reference to the Cooper Agreement, which will be filed as an exhibit to Geron’s Annual Report on Form 10-K for the year ending December 31, 2011.

In addition, the Board of Directors (the “Board”) designated John A. Scarlett, M.D., as President and Chief Executive Officer effective January 5, 2012. Also, the Board appointed Stephen Rosenfield as the Company’s General Counsel effective January 5, 2012.

Item 7.01 Regulation FD Disclosure.

On January 5, 2012, the Company issued a press release announcing Mr. Cooper’s appointment as Executive Vice President, Finance and Business Development, and Chief Financial Officer. A copy of this press release is included as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

99.1 Press Release, dated January 5, 2012

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GERON CORPORATION

Date: January 5, 2012	By:	/s/ Olivia K. Bloom
Olivia K. Bloom
Vice President and
Chief Accounting Officer

EXHIBIT INDEX

Exhibit No.
99.1	Press release dated January 5, 2012